Exhibit 99.1

Aeglea BioTherapeutics Reports Third Quarter 2021 Financial Results and Corporate Highlights

PEACE baseline data at upcoming medical meeting underscore disease severity and significant limitations of current standard of care in controlling plasma arginine levels

Topline safety and efficacy data from PEACE expected in December 2021

Austin, Texas, November 4, 2021 - Aeglea BioTherapeutics, Inc. (Nasdaq:AGLE), a clinical-stage biotechnology company developing a new generation of human enzyme therapeutics as innovative solutions for rare metabolic diseases, today announced financial results for the third quarter ended September 30, 2021, and reviewed recent corporate updates and program highlights.

“We have made significant progress this year across all our programs and are very excited for the upcoming readout of our Phase 3 clinical trial of pegzilarginase in Arginase 1 Deficiency,” said Anthony Quinn, M.B. Ch.B., Ph.D., president and chief executive officer of Aeglea. “Given the potential transformational impact of pegzilarginase for people with Arginase 1 Deficiency, we are thrilled to have a robust data presence from our pegzilarginase program at the International Congress of Inborn Errors of Metabolism later this month, including PEACE baseline patient characteristics. These abstracts show the progressive and debilitating nature of this disease and reinforces the considerable need for a therapy that lowers plasma arginine.”

Quinn added, “We believe that our unique platform for modifying human enzymes may address multiple rare metabolic disorders and that we are well positioned for potential approval of pegzilarginase as the first treatment in our portfolio. We have laid the groundwork for the commercialization of pegzilarginase while continuing to develop AGLE-177 for people who suffer from Homocystinuria, another rare and progressive disease with limited treatment options.”

Third Quarter and Recent Highlights and Updates

Pegzilarginase in Arginase 1 Deficiency: topline data from PEACE expected in December 2021

•

Highlighted baseline data from randomized patients in PEACE, a pivotal Phase 3 clinical trial of pegzilarginase. Patient characteristics include markedly elevated plasma arginine, spasticity, seizures and mobility deficits, and demonstrate the considerable unmet need for a therapy that maintains control of plasma arginine to improve patient outcomes. The baseline data will be reviewed during an oral presentation at the 14th International Congress of Inborn Errors of Metabolism (ICIEM) being held November 21-23; the pegzilarginase program will be highlighted in seven abstracts in total at ICIEM.

•

Presented gait kinematics and spasticity subset analysis data from the Phase 1/2 and Phase 2 open-label extension studies of pegzilarginase at the International Parkinson and Movement Disorder Society Annual Congress (MDS Virtual Congress 2021).

AGLE-177 in Homocystinuria

•	Continued enrollment and patient identification activities in a Phase 1/2 clinical trial in people with Homocystinuria being conducted at sites located in the United Kingdom and Australia.

Third Quarter 2021 Financial Results

As of September 30, 2021, Aeglea had available cash, cash equivalents, marketable securities and restricted cash of $114.3 million. The company expects its cash, cash equivalents and investments will enable it to fund its operating expenses and capital expenditure requirements into 2023.

Aeglea recognized development fee revenues of $1.4 million in the third quarter of 2021, as a result of its license and supply agreement with Immedica for the commercial rights to pegzilarginase in certain territories outside the United States. The revenues recorded in the third quarter of 2021 are related to the delivery of clinical trial and regulatory services. Aeglea recognized no revenue for the corresponding period of 2020.

Research and development expenses totaled $14.9 million for the third quarter of 2021 and $12.5 million for the third quarter of 2020. The increase was primarily associated with ramping-up and completing enrollment in our Phase 3 PEACE trial of pegzilarginase for the treatment of people with Arginase 1 Deficiency and initiating dosing in our Phase 1/2 trial of AGLE-177 for the treatment of people with Homocystinuria.

General and administrative expenses totaled $6.8 million for the third quarter of 2021 and $5.7 million for the third quarter of 2020. This increase was primarily due to building the company’s commercial capabilities and infrastructure.

Net loss totaled $20.3 million and $18.0 million for the third quarter of 2021 and 2020, respectively, with non-cash stock compensation expense of $2.1 million and $1.7 million for the third quarter of 2021 and 2020, respectively.

About Pegzilarginase in Arginase 1 Deficiency

Pegzilarginase is a novel recombinant human enzyme, which has been shown to rapidly and sustainably lower levels of the amino acid arginine in plasma. Aeglea is developing pegzilarginase for the treatment of people with Arginase 1 Deficiency (ARG1-D), a rare debilitating and progressive disease characterized by the accumulation of arginine. ARG1-D presents in early childhood and patients experience spasticity, seizures, developmental delay, intellectual disability and early mortality. Current standard of care includes dietary protein restriction and essential amino acid supplementation which does not adequately lower plasma arginine or prevent progression of neurologic manifestations. Aeglea’s Phase 1/2 and Phase 2 open-label extension data for pegzilarginase in patients with ARG1-D demonstrated clinical improvements and sustained lowering of plasma arginine. The company’s ongoing single, global pivotal Phase 3 PEACE clinical trial is designed to assess the effects of treatment with pegzilarginase versus placebo over 24 weeks with a primary endpoint of plasma arginine reduction. Pegzilarginase has received multiple regulatory designations including Rare Pediatric Disease, Breakthrough Therapy, Fast Track and Orphan Drug Designations from the FDA as well as Orphan Drug Designation from the European Medicines Agency.

About AGLE-177 in Homocystinuria

AGLE-177 is a novel recombinant human enzyme, which degrades the amino acid homocysteine and its related dimer, homocystine. AGLE-177 is currently being studied in a Phase 1/2 clinical trial for the treatment of patients with Classical Homocystinuria, a rare inherited disorder of methionine metabolism that results in elevated levels of homocysteine and homocystine. Homocysteine accumulation plays a key role in multiple progressive and serious disease-related complications, including thromboembolic vascular events, skeletal abnormalities (including severe osteoporosis), developmental delay, intellectual disability, lens dislocation and severe near sightedness. Preclinical data demonstrated that AGLE-177, which is designed to lower abnormally high blood levels of homocysteine, improved important disease-related abnormalities and survival in a mouse model of Homocystinuria. AGLE-177 has received both U.S. and EU Orphan Drug Designation as well as U.S. Rare Pediatric Disease Designation.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. Aeglea's lead product candidate, pegzilarginase, is in a pivotal Phase 3 trial for the treatment of Arginase 1 Deficiency and has received both Rare Pediatric Disease and Breakthrough Therapy Designations. The company began dosing patients in a Phase 1/2 clinical trial of AGLE-177 for the treatment of Homocystinuria in June 2021. AGLE-177 has also been granted Rare Pediatric Disease Designation. Aeglea has an active discovery platform focused on engineering small changes in human enzymes to have a big impact on the lives of patients and their families. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our ability to obtain regulatory approval for, and commercialize, pegzilarginase, recognize milestone and royalty payments from our agreement with Immedica, cash forecasts, the timing and success of our clinical trials and related data, the timing and expectations for regulatory submissions and approvals, timing and results of meetings with regulators, the timing of announcements and updates relating to our clinical trials and related data, our ability to enroll patients into our clinical trials, the expected impact of the COVID-19 pandemic on our operations and clinical trials, success in our collaborations, the potential addressable markets of our product candidates and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-Q for the quarter ended September 30, 2021 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors

Kelly Boothe, Ph.D.
Senior Director, Corporate Communications & Investor Relations
512.399.5458
investors@aeglea.com

media@aeglea.com

Media

Mike Beyer

312.961.2502

media@aeglea.com

Financials

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$24,665	$90,095
Marketable securities	87,763	56,178
Prepaid expenses and other current assets	5,086	3,516
Total current assets	117,514	149,789
Restricted cash	1,837	1,842
Property and equipment, net	4,916	5,642
Operating lease right-of-use assets	3,897	4,230
Other non-current assets	897	115
TOTAL ASSETS	$129,061	$161,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,863	$2,254
Operating lease liabilities	415	319
Deferred revenue	4,791	—
Accrued and other current liabilities	13,359	13,870
Total current liabilities	20,428	16,443
Non-current operating lease liabilities	4,746	5,129
Deferred revenue, net of current portion	1,614	—
Other non-current liabilities	192	214
TOTAL LIABILITIES	26,980	21,786

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of September 30, 2021 and December 31, 2020; no shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 49,306,107 shares and 47,959,086 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	5	5
Additional paid-in capital	423,437	415,824
Accumulated other comprehensive income	2	11
Accumulated deficit	(321,363)	(276,008)
TOTAL STOCKHOLDERS’ EQUITY	102,081	139,832
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$129,061	$161,618

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
License	$—	$—	$12,000	$—
Development fee	1,399	—	3,095	—
Total revenue	1,399	—	15,095	—

Operating expenses:
Research and development	14,853	12,451	40,287	43,882
General and administrative	6,839	5,672	20,015	14,823
Total operating expenses	21,692	18,123	60,302	58,705
Loss from operations	(20,293)	(18,123)	(45,207)	(58,705)

Other income (expense):
Interest income	36	88	77	549
Other (expense) income, net	(24)	2	(107)	(23)
Total other income (expense)	12	90	(30)	526
Loss before income tax expense	(20,281)	(18,033)	(45,237)	(58,179)
Income tax expense	(26)	—	(118)	—
Net loss	$(20,307)	$(18,033)	$(45,355)	$(58,179)

Net loss per share, basic and diluted	$(0.31)	$(0.29)	$(0.69)	$(1.18)
Weighted-average common shares outstanding, basic and diluted	65,789,449	62,240,412	65,675,915	49,473,350